News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

MEDIA CONTACT: Keith Price

330-796-1863

ANALYST CONTACT: Greg Fritz

330-796-6704

FOR IMMEDIATE RELEASE

Goodyear to Transfer Stock Listing to NASDAQ

AKRON, Ohio, December 7, 2012 – The Goodyear Tire & Rubber Company today announced that it will transfer its stock exchange listing to the NASDAQ Global Select Market from the New York Stock Exchange.

Goodyear shares of common stock will begin trading on the NASDAQ Global Select Market on or about December 18, 2012 under the current Goodyear ticker symbol “GT.” Additionally, Goodyear’s 5.875% mandatory convertible preferred stock will trade on the NASDAQ Global Select Market under the ticker symbol “GTPPP.”

“We are excited to welcome Goodyear to NASDAQ. Goodyear is a global leader in the tire industry and has one of the world’s most well-known and respected brands,” said Bruce Aust, executive vice president, The NASDAQ OMX Group, Inc. “We look forward to a long and successful relationship.”

Goodyear said the move to The NASDAQ Stock Market will provide the company with greater cost efficiencies and access to high visibility branding opportunities while continuing to provide shareholders with strong execution and liquidity through NASDAQ’s advanced trading technologies.

Goodyear is one of the world’s largest tire companies. It employs approximately 71,000 people and manufactures its products in 53 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com/corporate.

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